Exhibit 4.1

CERTIFICATE OF DESIGNATION
OF THE
SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK
OF
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

The terms of the authorized Series B Convertible Redeemable Preferred Stock of Central European Media Enterprises Ltd., a company incorporated under the laws of Bermuda (the “Company”), shall be as set forth below in this Certificate of Designation of the Company (this “Certificate of Designation”) pursuant to Bye-Law 3(7) of the Bye-Laws of the Company, as such Certificate of Designation has been approved by a duly constituted committee of the Board of Directors of the Company (the “Board of Directors”) on June 10, 2013.

(a)	DESIGNATION.

(1)            There is hereby created from the authorized and unissued preferred stock of the Company, par value $0.08 per share (the “Preferred Stock”), one series of Preferred Stock consisting of up to 200,000 convertible redeemable preferred shares that are hereby designated by the Board of Directors as the Company’s Series B Convertible Redeemable Preferred Stock (the “Series B Convertible Redeemable Preferred Shares”).  The number of Series B Convertible Redeemable Preferred Shares may be increased or decreased by resolution of the Board of Directors and the approval by the holders of a majority of the then-outstanding Series B Convertible Redeemable Preferred Shares voting together as a separate class; provided that no decrease shall reduce the number of the Series B Convertible Redeemable Preferred Shares to a number less than the number of Series B Convertible Redeemable Preferred Shares then outstanding.

(2)            The Series B Convertible Redeemable Preferred Shares, when exchanged, converted, redeemed or otherwise acquired by the Company, shall be cancelled and shall be restored to the status of authorized but unissued Preferred Stock of the Company, without designation as to series, and may thereafter be reissued.

(b)          CURRENCY.  The Series B Convertible Redeemable Preferred Shares shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency.  All references herein to “$” or “dollars” refer to United States currency.

(c)           RANKING.  The Series B Convertible Redeemable Preferred Shares shall, with respect to dividend rights and rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”) or Change of Control Event (as defined below), rank prior to the Class A Common Stock of the Company, par value $0.08 per share (the “Class A Common Stock”), the Class B Common Stock of the Company, par value $0.08 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), and any other series or class of common or capital stock of the Company established after the date of issuance of the Series B Convertible Redeemable Preferred Shares (the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series B Convertible Redeemable Preferred Shares as to dividend rights and/or rights upon a Liquidation Event or Change of Control Event (together with the Common Stock, the “Junior Stock”) and shall rank equally among themselves and the Company’s Series A convertible preferred stock, par value $0.08 per share (the “Series A Preferred Share”), and any other series or class of capital or preferred stock of the Company established after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series B Convertible Redeemable Preferred Shares as to dividend rights and/or rights upon a Liquidation Event or Change of Control Event (together with the Series A Preferred Share, the “Parity Stock”)).

(d)	ACCRETED VALUE; DIVIDENDS.

(1)            The stated value of each Series B Convertible Redeemable Preferred Share (the “Stated Value”) initially shall be equal to ONE THOUSAND DOLLARS ($1,000.00) and shall accrete (i) at an annual rate of 7.5%, compounded quarterly, from and including the Issue Date up to but excluding the third anniversary of the Issue Date and (ii) subject to Section (d)(2) hereof, at an annual rate of 3.75% (the “Third Anniversary Accretion Rate”), compounded quarterly, from and including the third anniversary of the Issue Date up to but excluding the fifth anniversary of the Issue Date (the Stated Value as accreted as of any date of determination, the “Accreted Stated Value,” subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, consolidation, subdivision, reclassification or other corporate action having the similar effect with respect to the Series B Convertible Redeemable Preferred Shares).  The Accreted Stated Value shall not accrete further from and after the fifth anniversary of the Issue Date.  The Accreted Stated Value shall be computed on the basis of a 365-day year.

(2)            The other provisions of this Section (d) notwithstanding, at any time from and including the third anniversary of the Issue Date, the Company may, at its option, but only if and to the extent funds are legally available for such purpose and as is permitted by any credit agreement, indenture or similar agreement governing the then-outstanding indebtedness of the Company or its subsidiaries (including the Notes (as defined below)), elect, in lieu of any further accretion described in Section (d)(1)(ii) hereof, to pay in cash a dividend in an amount equal to the Third Anniversary Accretion Rate on the then Accreted Stated Value by delivering prior written notice to each holder of Series B Convertible Redeemable Preferred Shares of such election (a “Cash Payment Election”).  If the Company makes a Cash Payment Election, the Board of Directors or a duly authorized committee thereof shall declare such cash dividends out of funds legally available for such purpose and such payment (a “Cash Payment”) shall be made in cash quarterly in arrears on the last day of each fiscal quarter for which such Cash Payment Election is made, or if such day is not a business day then the next business day.  Notwithstanding an election by the Company to make Cash Payments in lieu of accretion, if the Company fails to make any such Cash Payment on the date that it is due, then the Accreted Stated Value shall be deemed to have further accreted as if such Cash Payment Election was not made as to only the quarterly period for which the Company failed to make such Cash Payment.

(3)            No dividends or other distributions may be declared, made or paid, or any sum set apart for the payment of dividends upon, any outstanding share of Parity Stock or Junior Stock with respect to any dividend period, nor may any Parity Stock or Junior Stock be redeemed, purchased  or otherwise acquired for any consideration by or on behalf of the Company or any of its subsidiaries, unless all dividends to be paid in cash pursuant to Section (d)(2) hereof for all preceding dividend periods for which a Cash Payment Election has been made have been declared and paid or accreted pursuant to the last sentence of Section (d)(2) hereof.

(4)            Each holder of Series B Convertible Redeemable Preferred Shares shall be entitled to receive, from funds legally available therefor, dividends payable when, as and if dividends (including, without limitation, any dividend consisting of stock or other securities or property or rights of the Company), are declared by the Board of Directors with respect to any shares of Common Stock.  Dividends shall be payable on the outstanding Series B Convertible Redeemable Preferred Shares in an amount equal to the amount of such dividends as would be payable with respect to the number of shares of Class A Common Stock into which such Series B Convertible Redeemable Preferred Shares are convertible pursuant to Section (g) hereof.  Such dividends shall be non-cumulative.

(e)	LIQUIDATION PREFERENCE.

(1)            Upon any Liquidation Event, prior to any distributions to holders of any Junior Stock, holders of Series B Convertible Redeemable Preferred Shares shall be entitled to be paid out of the available assets of the Company on a ratable basis until each such holder has received a liquidation preference per Series B Convertible Redeemable Preferred Share equal to the greater of (x) the Accreted Stated Value per Series B Convertible Redeemable Preferred Share plus all accrued and unpaid dividends on such Series B Convertible Redeemable Preferred Share through and including the date of such Liquidation Event and (y) the amount per share that such holder would be entitled to receive had such holder, immediately prior to the Liquidation Event, converted such Series B Convertible Redeemable Preferred Share into the shares of Class A Common Stock into which it is then convertible.  Without limiting any rights and remedies of the holders of Series B Convertible Redeemable Preferred Shares, if upon any such Liquidation Event, the remaining assets and funds of the Company available for distribution to its shareholders are not sufficient to pay in full the liquidation payments payable to the holders of Series B Convertible Redeemable Preferred Shares and the holders of Parity Stock, then the holders of Series B Convertible Redeemable Preferred Shares and the holders of such shares of Parity Stock shall share ratably in such distribution of the available assets and funds of the Company in accordance with the amount which would otherwise be payable on such distribution if the amounts to which the holders of Series B Convertible Redeemable Preferred Shares and the holders of outstanding shares of such Parity Stock are entitled were paid in full.

(2)            After the payment of all preferential amounts required to be paid to holders of the Series B Convertible Redeemable Preferred Shares and holders of Parity Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Company available for distribution to its shareholders.

(3)            A Change of Control Event (as defined below) of the Company shall be deemed to be a Liquidation Event for purposes of Section (e)(1) hereof.  For purposes hereof, a “Change of Control Event” means (in each case, in one transaction or a series of related transactions):  (i) any merger, consolidation, amalgamation, tender offer, recapitalization, reorganization, scheme of arrangement or any other transaction resulting in the shareholders of the Company immediately before such transaction owning, directly or indirectly, less than a majority of the aggregate voting power of the resultant entity or (ii) any sale, transfer or exclusive license of all or substantially all of the assets of the Company.  The Company shall not have the power to effect a Change of Control Event unless the agreement for such transaction provides that the consideration payable to the shareholders of the Company in such transaction shall be allocated among the holders of capital stock of the Company in accordance with this Section (e).  In the event of a Change of Control Event, unless the holders of at least a majority of the outstanding shares of Series B Convertible Redeemable Preferred Shares elect otherwise in writing, if any portion of the consideration payable to the shareholders of the Company is placed into escrow and/or is payable to the shareholders of the Company subject to contingencies, the agreement for such transaction shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections (e)(1) and (2) hereof as if the Initial Consideration were the only consideration payable in connection with such Change of Control Event and (b) any additional consideration that becomes payable to the shareholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections (e)(1) and (2) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(f)                  VOTING RIGHTS.  Except as set forth in this Section (f) or Section (j) hereof, the Series B Convertible Redeemable Preferred Shares shall have no voting rights with respect to any matter presented to holders of any class of the capital stock of the Company.  The previous sentence notwithstanding, the holder of each Series B Convertible Redeemable Preferred Share shall be entitled to vote with the holders of Class A Common Stock (i) with respect to a Change of Control Event or (ii) as provided by the Amended and Restated Bye-Laws of the Company or applicable Bermuda law.  The number of votes attributable to each Series B Convertible Redeemable Preferred Share shall be equal to the number of shares of Class A Common Stock into which such Series B Convertible Redeemable Preferred Share is then convertible at the time of the related record date using the Accreted Stated Value of such Series B Convertible Redeemable Preferred Share plus accrued and unpaid dividends at such date and the then-applicable Conversion Price (as defined below).  Notice of all shareholders’ meetings (or action pursuant to written consent) shall be delivered to the holder of such Series B Convertible Redeemable Preferred Shares at which it shall have the right to vote pursuant to the terms of this Section (f) in accordance with the Memorandum of Association and Amended and Restated Bye-Laws of the Company as if such holder were a holder of Class A Common Stock.  Except as provided by the Amended and Restated Bye-Laws of the Company or applicable Bermuda law, the holders of each Series B Convertible Redeemable Preferred Share shall vote together with the holders of the Common Stock as a single class.

(g)	CONVERSION.

(1)            Optional Conversion.  At any time and from time to time from and after the third anniversary of the Issue Date, each holder of a Series B Convertible Redeemable Preferred Share may, at its option, convert such Series B Convertible Redeemable Preferred Share into the number of shares of Class A Common Stock determined by dividing (x) the Accreted Stated Value thereof plus any accrued but unpaid dividends, if any, thereon, in each case as of the Conversion Date (as defined below), by (y) the Conversion Price, as adjusted from time to time pursuant to the terms of this Certificate of Designation.  Notwithstanding anything herein to the contrary, the Series B Convertible Redeemable Preferred Shares shall not be convertible and the holders thereof shall not have the rights to acquire any Class A Common Stock issuable upon conversion of such Series B Convertible Redeemable Preferred Shares until the date that is 61 days after the earlier of (A) the date on which the number of outstanding shares of Class A Common Stock owned by the holder of the Series B Convertible Redeemable Preferred Shares (assuming the conversion of the Series B Convertible Redeemable Preferred Shares into shares of Class A Common Stock pursuant hereto and the conversion of the Series A Preferred Share into shares of Class A Common Stock in accordance with its terms), when aggregated with the outstanding shares of Class A Common Stock of any group (as this term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that includes the holder and any of the holder’s Affiliates (as defined below), would not result in the holder of the Series B Convertible Redeemable Preferred Shares being a beneficial owner (as this term is used in Section 13(d)(3) of the Exchange Act) of more than 49.9% of the outstanding shares of Class A Common Stock and (B) the date on which such beneficial ownership would not give to any person or entity any right of redemption, repurchase or acceleration under any indenture or other document governing any of the Company’s indebtedness that is outstanding as of the Issue Date. For purposes hereof, “Affiliate” means any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first person or entity.  As used in this definition, the term “control” including the correlative terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

(2)            Conversion Price.  The initial conversion price of each Series B Convertible Redeemable Preferred Share shall be equal to $3.1625 (subject to adjustment as provided herein, the “Conversion Price”).  The Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

(3)            Mechanics of Conversion.  Each holder of Series B Convertible Redeemable Preferred Shares may exercise its conversion rights under Section (g)(1) hereof by surrendering the certificate(s) of the Series B Convertible Redeemable Preferred Shares to be converted, duly endorsed, or delivering an appropriate indemnity agreement in the event of such holder’s loss of such certificate(s), at the principal place of business of the Company or its transfer agent for the Series B Convertible Redeemable Preferred Shares, accompanied by written notice to the Company that such holder elects to convert all or a portion of the Series B Convertible Redeemable Preferred Shares represented by such certificate(s) and specifying the name or names in which the certificate or certificates for the shares of Class A Common Stock are to be issued (the close of business on the date of the delivery of such notice, the “Conversion Date”).  The Company shall, as soon as practicable and no later than five business days thereafter, issue and deliver to such holder of Series B Convertible Redeemable Preferred Shares, or to the nominee or nominees of such holder, (i) a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid, (ii) if less than the full number of Series B Convertible Redeemable Preferred Shares represented by the surrendered certificate(s) is being converted, a new certificate for the number of Series B Convertible Redeemable Preferred Shares evidenced by the surrendered certificate(s) less the number of Series B Convertible Redeemable Preferred Shares being converted, (iii) an amount in cash equal to all accrued and unpaid dividends thereon through the Conversion Date as provided in Section (g)(4) hereof and (iv) cash for any fractional interest in respect of a share of Class A Common Stock arising upon such conversion as provided in Section (g)(5) hereof.  Such shares of Class A Common Stock shall bear such legends as may be required, including those set forth in the Subscription Agreement between the Company and Time Warner Media Holdings B.V. dated as of April 29, 2013.  Following the Conversion Date, the rights of the holder of the Series B Convertible Redeemable Preferred Shares so converted shall cease with respect to such Series B Convertible Redeemable Preferred Shares except for the right to receive the Class A Common Stock issuable hereunder (and accrued and unpaid dividends and cash in lieu of fractional shares), and such holder, or its nominee or nominees, shall be treated for all purposes with respect to such Series B Convertible Redeemable Preferred Shares as having become the record holder of the Class A Common Stock as of the Conversion Date.

(4)            Accrued and Unpaid Dividends.  If a Conversion Date is on or after a dividend record date but on or prior to the related dividend payment date, then accrued dividends will be payable to the holders of Series B Convertible Redeemable Preferred Shares in the manner set forth in Section (g)(3) hereof with respect to the exercise of a conversion right pursuant to Section (g)(1) hereof, concurrent with delivery by the Company of the shares of Class A Common Stock issuable upon such conversion.

(5)            Fractional Shares.  No fractional shares of Class A Common Stock shall be issued upon the conversion of any Series B Convertible Redeemable Preferred Shares.  If the conversion of any Series B Convertible Redeemable Preferred Share(s) results in a fractional share of Class A Common Stock issuable, the Company shall pay a cash amount in lieu of issuing such fractional share in an amount equal to such fractional interest multiplied by the Closing Price on the Trading Day immediately prior to the Conversion Date.  For purposes hereof, “Closing Price” shall mean on any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of Class A Common Stock on the NASDAQ Global Select Market (or such national securities exchange on which the Class A Common Stock is then listed) on such date.  For purposes hereof, “Trading Day” means a day during which the trading of securities generally occurs on the NASDAQ Global Select Market (or such national securities exchange on which the Class A Common Stock is then listed).

(6)            Taxes.  Issuances of certificates for shares of Class A Common Stock upon conversion of Series B Convertible Redeemable Preferred Shares shall be made without charge to the holder of such Series B Convertible Redeemable Preferred Shares for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith or as a result of the holder being a non-U.S. person) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that if the holder of Series B Convertible Redeemable Preferred Shares specifies under Section (g)(3) hereof that the Class A Common Stock to be issued on conversion is to be issued in a name or names other than the name or names in which such surrendered certificates representing such Series B Convertible Redeemable Preferred Share stands, the Company shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Class A Common Stock to the name of another.

(7)            Reservation of Shares.  The Company shall, at all times when the Series B Convertible Redeemable Preferred Shares may be converted, reserve and keep available, free from preemptive rights, for issuance upon the conversion of the Series B Convertible Redeemable Preferred Shares, such number of its authorized but unissued shares of Class A Common Stock as will be sufficient to permit the conversion of all Series B Convertible Redeemable Preferred Shares.  Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series B Convertible Redeemable Preferred Shares, the Company shall comply with all applicable laws and regulations, and any applicable requirement of the NASDAQ Global Select Market.  All shares of Class A Common Stock delivered upon conversion of Series B Convertible Redeemable Preferred Shares will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.  The Company will procure, at its sole expense, the listing of the shares of Class A Common Stock into which the Series B Convertible Redeemable Preferred Shares are being converted pursuant to the terms hereof, subject to issuance or notice of issuance on the NASDAQ Global Select Market.

(h)	ADJUSTMENTS.

(1)            Stock Dividends, Stock Splits, Subdivisions, Reclassifications or Combinations.  If the Company shall (i) declare a dividend or make a distribution in shares of Class A Common Stock, (ii) subdivide or reclassify the outstanding shares of Class A Common Stock into a greater number of shares or (iii) combine or reclassify the outstanding Class A Common Stock into a smaller number of shares, the Conversion Price in effect at the record date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification, shall be adjusted to the number obtained by multiplying the then-applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Class A Common Stock outstanding immediately following such action.

(2)            Reorganizations, Reclassifications, Etc.  If any capital reorganization or reclassification of the capital stock of the Company, or consolidation, amalgamation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected (other than a Change of Control Event) in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, amalgamation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series B Convertible Redeemable Preferred Shares shall have the right to acquire and receive upon conversion of the Series B Convertible Redeemable Preferred Shares such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, amalgamation, merger or sale) with respect to or in exchange for such number of outstanding shares of Class A Common Stock as would have been received upon conversion of the Series B Convertible Redeemable Preferred Shares at the Conversion Price then in effect as if optional conversion had been permitted at such date.  The Company or the entity formed by the consolidation or amalgamation or resulting from the merger or which acquires or leases such assets or which acquires the Company’s capital stock, as the case may be, shall make any required provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the dividend, liquidation preference, voting and other rights of the holders of the Series B Convertible Redeemable Preferred Shares established herein are unchanged, except as permitted herein or as required by applicable law, rule or regulation.  To the extent required, the certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for herein.

(3)            Common Stock Issued or Sold at Less than Conversion Price.  If the Company issues or sells Common Stock or debt securities or shares of capital stock of the Company convertible into or exchangeable, directly or indirectly, for Common Stock (other than securities issued at or above fair market value under employee benefit plans or director compensation plans of the Company in effect on the Issue Date or thereafter adopted by the Board of Directors) (“Convertible Securities”), at a price per share below the Conversion Price in effect at the time of such issuance or sale, the Conversion Price in effect immediately prior to each such issuance or sale will immediately be reduced to the price determined by multiplying (i) the Conversion Price at which Series B Convertible Redeemable Preferred Shares were theretofore convertible by (ii) a fraction, the numerator of which shall be the sum of (a) the number of shares of Common Stock outstanding on a fully diluted basis (including all options, warrants and securities convertible into or exchangeable for shares of Common Stock other than the shares of Class A Common Stock into which the outstanding 2015 Notes (as defined below) are convertible) immediately prior to such issuance or sale plus (b) the number of additional shares of Common Stock that the aggregate consideration received by the Company for the issuance of such Common Stock or Convertible Securities so issued or sold would purchase at the Conversion Price in effect immediately prior to such issuance or sale, and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on a fully diluted basis (including all options, warrants and securities convertible into or exchangeable for shares of Common Stock other than the shares of Class A Common Stock into which the outstanding 2015 Notes are convertible) immediately prior to such issuance or sale plus (y) the number of additional shares of Common Stock so issued or sold or into which such Convertible Securities issued or sold are convertible on the applicable issue date (whether or not then convertible).

(4)            In the case of the issuance or sale of Common Stock or Convertible Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof on the applicable issue date.

(5)            In the case of the issuance of options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) or Convertible Securities (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such Convertible Securities (whether or not at the time exercisable) (other than securities issued at or above fair market value under employee benefit plans or director compensation plans of the Company in effect on the Issue Date or thereafter adopted by the Board of Directors): (A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration, if any, received by the Company upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby; (B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such Convertible Securities, or upon the exercise of options, warrants or other rights to purchase or acquire such Convertible Securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such Convertible Securities and the subsequent conversion or exchange thereof; (C) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such Convertible Securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such Convertible Securities not converted or exchanged prior to such change, upon the basis of such change; (D) on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such Convertible Securities (without exercise), if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such Convertible Securities; and (E) if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or Convertible Securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(6)            Statement Regarding Adjustment.  Whenever the Conversion Price shall be adjusted as provided herein, the Company shall forthwith file, at each office designated for the conversion of the Series B Convertible Redeemable Preferred Shares, a statement, signed by the Chief Executive Officer or the Chief Financial Officer of the Company, showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of Series B Convertible Redeemable Preferred Shares at the address appearing in the Company’s records.

(i)	REDEMPTION.

(1)  Unless prohibited by any credit agreement, indenture or similar agreement governing the then-outstanding indebtedness of the Company or its subsidiaries (including the Notes (as defined below)), the Series B Convertible Redeemable Preferred Shares may be redeemed by the Company for cash out of funds lawfully available therefor, at the Company’s option, in whole, or from time to time in part, on not less than 30 calendar days’ written notice (a “Redemption Notice”) to the holders thereof (the date specified therein, the “Redemption Date”), which Redemption Notice may be given at any time after twenty (20) calendar days prior to the third anniversary of the Issue Date, at a price per Series B Convertible Redeemable Preferred Share equal to the Accreted Stated Value thereof plus any accrued but unpaid dividends, if any, as of the Redemption Date (the “Redemption Price”).  Such Redemption Notice shall state the number of Series B Convertible Redeemable Preferred Shares to be redeemed, the Redemption Date and the Redemption Price and the date upon which the holder’s right to convert such Series B Convertible Redeemable Preferred Shares terminates in accordance with Section (i)(2) hereof.   On the Redemption Date, the Company shall redeem, on a pro rata basis based upon the number of Series B Convertible Redeemable Preferred Shares owned by each holder, the number of outstanding Series B Convertible Redeemable Preferred Shares set forth in such notice of redemption.

(2)  From and after delivery of a Redemption Notice pursuant to Section (i)(1) hereof, each holder of Series B Convertible Redeemable Preferred Shares shall have the right, terminating at the close of business in New York City on the day preceding the Redemption Date, to convert all or part of such Series B Convertible Redeemable Preferred Shares to be redeemed by the Company into Class A Common Stock in accordance with and subject to the terms governing conversion set forth in Section (g) hereof.

(3)  Any Series B Convertible Redeemable Preferred Shares that are redeemed or otherwise acquired by the Company shall be automatically and immediately cancelled as set forth in Section(a)(2) hereof.  Neither the Company nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Convertible Redeemable Preferred Shares following the redemption or any other acquisition of Series B Convertible Redeemable Preferred Shares.

(j)                  COVENANTS.  In addition to any other rights provided by law or the Memorandum of Association or Amended and Restated Bye-Laws of the Company, so long as Time Warner Media Holdings B.V. (together with its Affiliates) owns more than 50.0% of the Series B Convertible Redeemable Preferred Shares and does not have more than 50.0% of the voting power of the outstanding voting securities of the Company, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Time Warner Media Holdings B.V., whether by reclassification, reorganization, merger, consolidation, acquisition, operation of law or otherwise:

(i)  amend or modify the organizational documents of the Company in a manner adverse to the Series B Convertible Redeemable Preferred Shares;

(ii)  authorize, designate, create or issue any equity securities of the Company that are senior to or pari passu with the Series B Convertible Redeemable Preferred Shares in respect of the right to receive dividends or to receive distributions of assets of the Company upon a Liquidation Event or a Change of Control Event;

(iii)  authorize, designate, create or issue any equity securities of the Company that are senior to the Class A Common Stock with respect to voting power;

(iv)  declare or pay any dividend or distribution in respect of any equity securities (other than dividends payable to the Company or any of its subsidiaries or to the holders of Series B Convertible Redeemable Preferred Shares);

(v)  issue any equity securities of any subsidiary of the Company to any person or entity (other than the Company or any of its wholly owned subsidiaries);

(vi)  authorize or effect a Liquidation Event or adopt any plan for the same, restructure any material indebtedness or effect any reorganization, recapitalization or reclassification or consent to any of the foregoing;

(vii)  effect any sale, transfer or other disposition of any material assets (other than to the Company or any of its subsidiaries), in each case, in one transaction or in a series of related transactions;

(viii)  incur or suffer to exist any lien or encumbrance on material assets of the Company or any of its subsidiaries other than Permitted Liens (as defined in the indenture governing the 2017 Notes (as defined below));

(ix)  redeem any securities other than the Series B Convertible Redeemable Preferred Shares (other than the Company’s 5.0% senior convertible notes due 2015 (the “2015 Notes”), the Company’s 11.625% senior notes due 2016 (the “2016 Notes”) or CET 21 spol. s r.o.’s 9.0% senior notes due 2017 (the “2017 Notes,” and together with the 2015 Notes and the 2016 Notes, the “Notes”) in accordance with their terms);

(x)  enter into or effect any transaction or series of transactions between any Affiliate of the Company and the Company or any of its subsidiaries having a value greater than $100,000 (other than transactions solely between or among the Company and/or any of its wholly owned subsidiaries or any such transactions between Time Warner Inc. or its subsidiaries and the Company or any of its subsidiaries);

(xi)  engage in any business other than a Permitted Business (as defined in the indenture governing the 2017 Notes);

(xii)  invest in or acquire any material business or entity, other than investments in or acquisitions or restructurings of any of the Company’s subsidiaries; or

(xiii)  agree or commit to do any of the actions set forth in clauses (i) – (xii) of this Section (j).

(k)                 TRANSFERABILITY.  Subject to applicable law and regulation, including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations thereunder, and blue sky or state securities laws, the Series B Convertible Redeemable Preferred Shares shall be freely transferable by the holders thereof; provided that to register the transfer on the books and records of the Company, so long as the offer and resale or other transfer thereof shall not have been registered under a registration statement declared effective by the Securities Exchange Commission, the Company, in its sole discretion, may require delivery of an opinion of counsel, in form and substance reasonably acceptable to the Company, setting forth the exemption from registration applicable to such transfer.

(l)                   HEADINGS.  The headings of the Sections of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

(m)                WAIVER.  Any waiver or amendment of the rights of the holders of the Series B Convertible Redeemable Preferred Shares set forth herein shall require the affirmative consent or vote of holders of at least a majority of the Series B Convertible Redeemable Preferred Shares then outstanding, voting as a separate class, and such waiver or amendment shall be binding on all holders of Series B Convertible Redeemable Preferred Shares.

*  *  *  *  *